Exhibit 99.1

Amarin Announces $100 Million Non-Equity Financing and Vascepa Sales Force Hiring while Continuing to Assess Strategic Alternatives

- Steps Are Consistent with Amarin’s Continuation of Its Strategy to

Parallel Process Three Strategic Options-

-Conference Call Scheduled for Today, December 6th at 4:30 p.m. ET-

BEDMINSTER, N.J., and DUBLIN, Ireland, December 6, 2012 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, announced today a $100 million non-equity financing with an investment fund managed by Pharmakon Advisors and that Amarin is continuing its preparations to commercialize Vascepa® (icosapent ethyl) capsules with the hiring of a sales force in the United States. Payments by Amarin under this hybrid debt-like instrument are expected to be made over a 3.5-year period commencing in November 2013 and to continue through early 2017.

As previously announced, the initial commercial launch of Vascepa is planned for early in the first quarter of 2013. The company is hiring 250-300 specialty sales professionals for the launch of Vascepa for its initial indication, the MARINE indication, which is approved by the U.S. Food and Drug Administration (FDA). Amarin’s goal is for every sales representative hired to have, at a minimum, three to five year existing relationships with the identical physician groups Amarin will be calling on and educating about Vascepa.

In addition to hiring a sales force, Amarin has been focused on continued commercial preparations for Vascepa which, as previously disclosed, has included, but has not been limited to, finalizing the introduction of Vascepa to managed care plans to gain formulary access, building up inventory levels, hiring key personnel (e.g., managed care, marketing, sales infrastructure, pricing), developing direct-to-consumer advertising and speaker training and coordinating other pre-launch marketing activities.

Amarin’s hiring of a sales force is part of a continuing strategy to evaluate three potential paths to Vascepa commercialization: an acquisition of Amarin, a strategic collaboration, and self-commercialization, the latter of which could include third-party support.

“This transaction provides Amarin with non-dilutive capital that will ensure our ability to fully execute on the Vascepa product launch while continuing our strategic partnership discussions,” stated Joseph Zakrzewski, Chairman and CEO of Amarin. This innovative transaction allows maximum flexibility for Amarin.”

Vascepa’s next indication, for the patient population studied in the ANCHOR Phase 3 trial, remains on target for a Supplemental New Drug Application (sNDA) submission to the FDA by the end of February 2013 resulting in an anticipated PDUFA action date for the ANCHOR sNDA before the end of 2013.

Conference call for investors

Amarin will host a conference call and webcast for investors, today at 4:30 p.m. ET to discuss the above topics. The conference call will be webcast live and a link to the webcast may be accessed from the “Events & Presentations” page on the Amarin corporate website at www.amarincorp.com.

To listen to the live call on the telephone, dial 1-877-407-8033 (United States and Canada) or 1-201-689-8033 (International). The conference call ID number is 405508. A replay of the call will be available for 30 days by dialing 1-877-660-6853 (United States and Canada) or 1-201-612-7415 (International), conference ID 405508.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a patented, ultra pure omega-3 fatty acid product comprising not less than 96% EPA. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Pharmakon Advisors

Funds managed by Pharmakon Advisors, including BioPharma-II, invest in debt securities and capped royalties secured by revenues from life sciences products. Pharmakon Advisors’ management team has a long and successful track record of structuring securitized financings and making direct investments in royalty interests on life sciences products. Pharmakon manages approximately $625 million and has structured investments secured by royalty payments on fifteen different pharma, biotech and medical device products.

Forward-looking statements

This press release contains forward-looking statements, including statements about the timing of a commercial launch of Vascepa, preparations for commercial launch, the potential for an acquisition of Amarin or a strategic collaboration with a third party for the commercialization of Vascepa, assurances regarding the amount of Amarin’s revenues from Vascepa and the timing of future payments owed to the Pharmakon-managed investment fund under the financing agreement, and Amarin’s current expectations regarding the submission of a Supplemental New Drug Application (sNDA) to the FDA by the end of February 2013 for the ANCHOR indication for Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: risks associated with the planned commercial launch of Vascepa and preparations related thereto, including the timing of the hiring of the specialty sales force, acceptance by physicians and patients of Vascepa, and reimbursement decisions of government or private insurances; the timing of future regulatory submissions, FDA’s response to any of the company’s current and future submissions, including FDA’s determination of the regulatory exclusivity status for Vascepa and the timing and determination of Amarin’s planned sNDA for the ANCHOR indication; Amarin’s ability generally to maintain adequate patent protection and successfully enforce patent claims against third parties; commercializing Vascepa without violating the intellectual property rights of others; and uncertainties associated generally with research and development, clinical trials and related regulatory approvals and commercialization. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Amarin contact information:

Stephen D. Schultz

Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com